Exhibit 10.1

June 16, 2021

Clinton Fendley
3458 Timberview Road
Dallas, TX 75229

Dear Clinton:

Rave Restaurant Group, Inc. (“Rave Restaurant Group”) is pleased to promote you to Chief Financial Officer—Rave Restaurant Group.   This letter shall be the employment agreement (the “Agreement”) governing the terms of your continued employment with the Rave Restaurant Group and its subsidiaries (collectively, the “Company”) and shall become effective on the date indicated below.  This Agreement supersedes in its entirety your initial offer of employment letter dated December 16, 2019.

Position:	Chief Financial Officer

Reporting to:	Brandon Solano, Chief Executive Officer

Promotion Effective Date:	July 5, 2021 (beginning of first pay period in FY 2022)

Annual Base Pay:
Your Annual Base Pay in this officer position will be $200,000.06, to be paid bi-weekly during your employment with the Company and subject to all applicable withholdings.  You will be paid the gross amount of $7,692.31 on every other Friday, in accordance with the Company’s standard payroll practice.

Annual Incentive:
In addition to your Annual Base Pay, you will continue your participation in the Company Annual Incentive Plan.  Your annual incentive target will increase from 25% to 30% of your Annual Base Pay for the FY 2022 Plan Year.  The FY 2022 Plan Year begins on July 1, 2021 and runs through June 30, 2022.  Any payout under this Plan will be calculated based on the Company’s achievement and approved by the Board of Directors after the conclusion of the FY 2022 Plan Year.  You must be employed on the date the annual incentive payment is made to receive it.

Long Term Incentive:
You will continue to participate in the Company 2015 Long Term Incentive Plan with an increased Restricted Stock Unit grant of 20% of Annual Base Pay for FY 2022 Plan Year.  Restricted stock units represent the right to receive shares of common stock upon satisfaction of vesting requirements and performance conditions over a period of three fiscal years.  All vesting requirements and performance conditions are dictated in the Company 2015 Long Term Incentive Plan.

Employee Benefits:

You will continue to be eligible to participate in all employee benefit plans.  Such rights, programs and benefit plans may be revised from time to time at the Company’s sole discretion.  You will be eligible to use 160 hours of Paid Time Off (PTO) in FY 2022.  As your tenure with the Company increases, you will earn additional PTO hours as detailed in the FY 2022 PTO Policy.  All planned time-off must be requested in advance and is subject to manager approval based on specific department requirements and deadlines.

Exclusivity:
During your employment with the Company, you agree (i) to devote substantially all of your business time, energy, skill and best efforts to the performance of your duties hereunder in a manner that will faithfully  and diligently further the business and interests of the Company, and (ii) that you shall have no agreements with, or material obligations to, any other individual partnership, corporation , or legal entity, specifically including any confidentiality, non-disclosure, non-solicitation, or non-competition agreements or obligations, that may or would conflict with your obligations under this Agreement.

“At Will” Employee:
It is anticipated that you will be a long-term employee of the Company. However, your employment with the Company is for no specified period and constitutes “at-will” employment, which means that you have the right to resign from your employment at any time, with or without notice, and the Company has the right to modify your employment, subject to the compensation provisions outlined above, or terminate your employment at any time, with or without cause, and with or without notice. No representative of the Company has the authority to enter into any agreement with you guaranteeing employment for any specified period of time or modifying the at-will relationship, unless it is done so in writing and signed by you and the Chairman of the Company and approved by the Board of Directors.

Non-Disclosure of Confidential Information:
You acknowledge that in your employment with the Company, you will occupy a position of trust and confidence. You agree that during your employment with the Company and at any time t hereafter, except as may be required to perform your job duties for the benefit of the Company or as required by applicable law, you shall not disclose to others or use, whether directly or indirectly, any Confidential Information regarding the Company. “Confidential Information” shall mean any non-public or proprietary information regarding the Company, its business, restaurant concepts, franchisees, and customers, in whatever form, tangible or intangible, that is not disclosed publicly by the Company, including (without limitation) any proprietary knowledge, trade secrets, recipes, designs, products, inventions, business practices, programs, processes, techniques, know-how, management programs, methodology, financial information, pricing and fee information, agreements and arrangements with affiliates, employee files, personnel records, internal corporate records, corporate and business contacts and relationships, corporate and business opportunities, telephone logs and messages, client, consultant and customer lists and any and all other materials and information pertaining to the Company or its business to which you have been exposed or have access to as a consequence of your employment with the Company. You acknowledge that such Confidential Information is specialized, unique in nature and of great value to the Company, and that such information gives the Company a competitive advantage. You agree to deliver or return to the Company, at the Company’s request at any time or upon termination of your employment all Confidential Information (and all copies thereof) furnished by the Company or prepare d by you during your employment with the Company.

Ownership of Rights:
You acknowledge and confirm that the Company shall own, in perpetuity, throughout the universe, all right, title and interest in and to the results and proceeds of your services to the Company and all material produced and/or furnished by you, of any kind and nature whatsoever, it being understood and agreed that the Company hereby acquires the maximum rights permitted to be obtained by the Company in all proprietary rights and information.  Any  such  materials and/or ideas submitted to the Company hereunder automatically shall become the property of Company, and you hereby transfer and agree to transfer and assign to Company all of said rights and materials  (including,  without  limitation,  all copyrights  and similar protections,  renewals and extensions of copyright, and any and all causes of action that may have accrued in your favor for infringement of copyright), it being understood that you, for purposes of your employment with the Company, are acting entirely as Company’s executive for hire. You agree that you will, at Company’s request, execute and deliver to Company or procure the execution and delivery to Company of such documents or other instruments which Company may from time to time deem reasonably necessary or desirable to evidence, maintain and protect its rights hereunder and to carry out the intent and purposes of this Agreement and to convey to Company all rights in and to the material supplied to Company by you in this Agreement.

Covenant Not to Compete:
By accepting this promotion, you agree that for a period of twelve (12) months immediately following termination of your employment with RAVE Restaurant Group for any reason, (i) you will not on behalf of yourself or any other business entity call upon, contact or solicit any client or customer of Rave Restaurant Group with whom you had contact within six (6) months preceding your last day of employment with Rave Restaurant Group; and (ii) you will not call upon, solicit, recruit, or assist others in calling upon, recruiting or soliciting any person who is or was an employee of Rave Restaurant Group within the six (6) months immediately preceding your last day of employment with Rave Restaurant Group, in an attempt to have such person work in any other corporation, association, or entity or business engaged in the business of the same kind as offered by RAVE Restaurant Group.

Non-Solicitation:
As consideration for the employment terms provided by the Company, you agree that you shall not, either alone or jointly, with or on behalf of others, directly or indirectly , whether as principal, partner, agent, shareholder, director, employee, consultant or otherwise, at any time during your employment and for a period of eighteen (18) months after the end of your employment with the Company, regardless of the payment of any severance or other consideration to you following the cessation of your employment with the Company, (a) directly or indirectly hire or solicit the employment or engagement of, or otherwise aid in the inducement or enticement away from the employment or engagement of the Company or any affiliated entity, either for your own benefit or for any other person or entity, any employee or consultant who was employed or engaged by the Company or any such affiliated entity during the term of your employment, whether or not such employee or consultant would commit any breach of his/her contract of employment or consulting arrangement by reason of his/her leaving the service of the Company or any affiliated entity; (b) directly or indirectly solicit, induce or entice any client, franchisee, supplier, customer, contractor, licensor, agent, partner or other business relationship of the Company (including any such types of parties of which the Company is or was actively pursuing a business relationship that had not yet been consummated as of your termination date) (collectively, the Company’s “Counterparties”) to terminate, discontinue, renegotiate or otherwise cease or modify its or their relationship with the Company or any affiliated entity; or (c) make disparaging comments to the Company’s Counterparties or in public forums, unless required by law, which is intended, or would reasonably be expected, to harm the Company or its reputation with such Counterparties.

Acknowledgement:

You expressly acknowledge and agree that the restrictions contained in this Agreement (exclusivity, non-disclosure, non-competition and non-solicitation) are reasonably tailored to protect the Company’s Confidential Information and its business and are reasonable in all circumstances in scope, duration, and all other respects. It is expressly agreed by the parties that if for any reason whatsoever, any one or more of the restrictions in this Agreement shall (either taken by itself or themselves together) be adjudged to go beyond what is reasonable in all circumstances for the protection of the legitimate interests of the Company, the parties agree that the prohibitions shall be in effect and upheld to the fullest extent permissible under applicable laws.

Governing Law:
This Agreement will be governed by and construed in accordance with the laws of the State of Texas applicable to contracts made and per formed in such Stat e without giving effect to the choice of law principles of such State that would require or permit the application of the laws of another jurisdiction.

Successors:
This Agreement is personal to you and shall not be assignable by you. This Agreement shall inure to the benefit of and be binding upon the Company and its affiliated companies, successors, and assigns.

Severability:
If a provision of this Agreement is held illegal or invalid, the illegality or invalidity shall not affect the remaining parts of this Agreement and this Agreement shall be construed and enforced as if the illegal or invalid provision had never comprised a part of this Agreement.

Acceptance:
This promotion letter sets forth the terms of your employment with the Company and supersedes any and all prior representations and agreements, whether written or oral.  If accepted and executed, this offer shall be deemed to be a binding definitive agreement in full force and effect.  Any representations that may have been made to you concerning the terms or conditions of employment, whether orally or in writing, are cancelled and superseded by this letter.  Any modifications to the terms of your employment must be confirmed to you in writing to be valid and enforceable and your election to continue in the Company’s employ after such confirmation will be deemed to be your agreement to such modifications.

Construction:
No term or provision of this Agreement shall be construed so as to require the commission of any act contrary to law, and wherever there is any conflict between any provision of this Agreement and any present or future statute, law, ordinance, or regulation contrary to which the parties have no legal right to contract, the latter shall prevail, but in such event the affected provision of this Agreement shall be curtailed and limited only to the extent necessary to bring the provision within the requirements of the law.

Counterparts:

This Agreement may be executed in one or more original or facsimile counterparts, all of which shall be considered but one and the same agreement and shall become effective when one or more such counterparts have been executed by each of the parties and delivered to the other parties.

Please sign and return this promotion letter to Lisa Schlepp, Director Human Resources.

We are excited to offer you this promotion and know that you will continue to make an impact to the Company with your contributions.

Sincerely,

Brandon Solano
Chief Executive Officer

cc:	Mark Schwarz—Chairman, Rave Restaurant Group
Lisa Schlepp—Director Human Resources, Rave Restaurant Group

AGREED TO AND ACCEPTED BY:

/s/ Clinton Fendley
Clinton Fendley

6/16/21
Date